Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street,
Rockland, MA 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $20.6 MILLION
Strong Fundamentals Drive Solid Earnings Growth

Rockland, Massachusetts (July 20, 2017) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2017 second quarter net income of $20.6 million, or $0.75 per diluted share, compared to $20.7 million, or $0.76 per diluted share, reported in the prior quarter. The first and second quarter 2017 net income included merger and acquisition expenses, which the Company considers to be non-core. Excluding these items and their related tax impact, adjusted net income for the second quarter of 2017 was $22.4 million, or $0.82 per diluted share, versus an adjusted $21.1 million, or $0.78 per diluted share in the prior quarter.

"During the second quarter of 2017 Rockland Trust grew to over $8.0 billion in assets, expanded our geographic reach to include Martha's Vineyard, and was recognized by J.D. Power as having the highest ranking for customer satisfaction with retail banking in New England," said Christopher Oddleifson, the Chief Executive Officer and President of Independent Bank Corp. and Chief Executive Officer of Rockland Trust Company. "Through our disciplined approach to organic growth and acquisitions in the past year we have grown total loans and net interest income by over ten percent (10%) and core deposits by over nine percent (9%), all while managing expenses in an efficient manner to achieve economies of scale. Rockland Trust is focused on being the best bank for business in Boston, eastern Massachusetts, and Rhode Island. Our steady progress is directly attributable to the superior customer service provided by my colleagues."

ISLAND BANCORP, INC. ACQUISITION

On May 12, 2017, the Company completed the acquisition of Island Bancorp, Inc., the parent company of The Edgartown National Bank ("Island Bancorp"). This resulted in the addition of four locations on Martha's Vineyard, Massachusetts. The transaction included the acquisition of $155.6 million in loans and the assumption of $159.6 million in deposits, each at fair value. Total consideration of $28.3 million consisted of 369,286 shares of Independent Bank Corp. common stock issued to Island Bancorp shareholders, as well as $4.8 million in cash, inclusive of cash in lieu of fractional shares. The following table provides the purchase price allocation of net assets acquired for this transaction:

Net Assets Acquired at Fair Value
(Dollars in thousands)
Assets
Cash	$11,137
Loans	155,551
Bank premises and equipment	5,828
Goodwill	10,280
Core deposit and other intangibles	2,964
Other assets	4,629
Total assets acquired	$190,389
Liabilities
Deposits	$159,580
Borrowings	2,475
Other liabilities	18
Total liabilities assumed	$162,073
Purchase price	$28,316

For further details on the loans and deposits acquired, see the Organic Loan and Deposit Growth table provided near the end of the financial schedules accompanying this release.

BALANCE SHEET

Total assets of $8.0 billion at June 30, 2017 increased by $279.2 million, or 3.6%, from the prior quarter and by $598.4 million, or 8.1%, as compared to the year ago period, inclusive of the 2017 second quarter Island Bancorp acquisition and 2016 fourth quarter New England Bancorp ("NEB") acquisition.

Exclusive of the acquisitions, total loans grew in the second quarter by $49.8 million, or 3.3% on an annualized basis, and increased by $214.2 million, or 3.8%, when compared to the year ago period. The second quarter organic increase was driven by loan growth in both the total commercial and consumer real estate portfolios. The total commercial portfolio reflected strong double-digit annualized growth in each of the commercial and industrial (11.5% annualized) and small business (16.6% annualized) portfolios, partly offset by a decline in construction related balances (17.5% annualized). Additionally, continued strong marketing efforts and increased demand for jumbo products drove strong home equity and residential mortgage closings. As a result, the home equity portfolio increased organically by $15.8 million, or 6.3% on an annualized basis and the residential mortgage portfolio increased organically by $7.9 million, or 4.9% on an annualized basis, in the second quarter. Prepayment activity continued to slow across most portfolios in light of the rising rate environment.

Exclusive of the acquisitions, deposits increased in the second quarter by $65.1 million, or 4.0%, on an annualized basis, and increased by $162.2 million, or 2.6%, when compared to the year ago period. The Company's deposit growth continues to be fueled by core deposits, which grew organically by $65.3 million in the second quarter. Inclusive of the acquired balances, core deposits have now risen to 90.5% of total deposits at June 30, 2017, and the total cost of deposits remained consistent with the prior quarter at 0.18%.

The securities portfolio increased by $10.4 million from the prior quarter and is up approximately $86.3 million from the year ago period, due in part to the Company's deployment of excess liquidity during the current rising rate environment. None of the increase was attributable to the recently closed acquisitions. Total securities of $915.6 million comprised 11.4% of total assets of the Company at June 30, 2017.

The Company's total borrowings of $320.4 million increased $16.1 million during the second quarter, mainly due to an increase in customer repurchase agreements. The total cost of borrowings of 1.80% for the second quarter was consistent with the prior quarter and reflects a significant decline from the 2.47% cost of borrowings for the second quarter of 2016.

Stockholders' equity at June 30, 2017 rose to $914.6 million, an increase of 4.2% from March 31, 2017, and an increase of 13.8% when compared to the year ago period, due primarily to the second quarter 2017 Island Bancorp acquisition and the fourth quarter 2016 NEB acquisition, as well as strong earnings retention. Book value per share increased $0.90, or 2.8%, during the second quarter compared to the prior quarter, and the Company's ratio of common equity to assets of 11.41% increased 7 basis points from the prior quarter and by 57 basis points from the same period a year ago. The Company's tangible book value per share rose by $0.56, or 2.3%, in the second quarter compared to the first quarter of 2017 and is now 8.7% above its year ago level offset in part by the increased goodwill recognized with the Island Bancorp and NEB acquisitions. The Company's ratio of tangible common equity to tangible assets of 8.64% at June 30, 2017 represents an increase of 2 basis points from the prior quarter and an increase of 42 basis points from the same period a year ago.

NET INTEREST INCOME

Net interest income for the second quarter was $63.8 million, representing a $3.6 million, or 5.9%, increase over the prior quarter, which was mainly attributable to higher levels of interest-earning assets, inclusive of the Island Bancorp acquisition, combined with a higher net interest margin. The Company’s net interest margin increased by 9 basis points from the prior quarter to 3.60%, reflecting the Company's asset sensitive position.

NONINTEREST INCOME

Noninterest income totaled $21.4 million in the second quarter, which represents a $2.5 million, or 13.1%, increase from the prior quarter. Significant changes in noninterest income in the second quarter compared to the prior quarter included the following:

•	Deposit account fees and interchange and ATM fees increased by $360,000, or 4.3%, driven mainly by seasonal debit card usage, partly offset by decreases in overdraft fees.

•
Investment management income increased by $381,000, or 6.8%, reflecting a higher level of assets under administration, which grew 5.1% to $3.2 billion as of June 30, 2017, due to strong new business results as well as market appreciation, along with seasonal tax preparation fees during the second quarter.

•	Mortgage banking income increased by $357,000, or 37.3%, driven largely by an increase in sold loan volume.

•	Loan level derivative income more than doubled with an increase of $731,000, or 120.6%, representing a strong rebound from a very low customer demand in the prior quarter.

•
Other noninterest income increased by $605,000, or 26.3%, mainly due to an increase of $336,000 in rental income related to an equipment leasing initiative entered into during the prior quarter. Other increases in this category relate to gains on sale of fixed assets, income from like-kind exchange services pursuant to section 1031 of the Internal Revenue Code and income from Community Reinvestment Act investments, which were partially offset by a decrease in gain on sale of loans.

NONINTEREST EXPENSE

The Company recorded noninterest expense of $52.8 million during the second quarter, which represents a $4.0 million, or 8.3%, increase from the prior quarter. Significant changes in noninterest expense in the second quarter compared to the prior quarter included the following:

•
Salaries and employee benefits expense increased by $330,000, or 1.2%, due primarily to increases in incentive compensation and retirement plan expenses, along with the inclusion of Island Bancorp personnel for approximately half of the second quarter. The increase was partially offset by decreases in commissions, payroll taxes and medical plan insurance.

•
Occupancy and equipment expenses decreased by $99,000, or 1.6%, mainly due to seasonal decreases in snow removal costs and utility costs, partially offset by increased expenses due to the Island Bancorp acquistion and an increase in depreciation on newly acquired lease equipment where the Company is the lessor.

•
Merger and acquisition costs amounted to $2.9 million for the second quarter as compared to $484,000 in the prior quarter. The majority of the expenses related to compensation and severance agreements, as well as contract termination costs associated with the second quarter closing of the Island Bancorp acquisition.

•	Other noninterest expense increased by $1.5 million, or 12.5%, driven primarily by increases in consultant fees, loan work out costs, and recruitment expense.

The Company generated a return on average assets and a return on average common equity of 1.06% and 9.15%, respectively, in the second quarter, as compared to 1.10% and 9.59%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and return on average common equity of 1.15% and 9.96%, respectively, in the second quarter, as compared to 1.12% and 9.74%, respectively, for the prior quarter.

ASSET QUALITY

During the second quarter, the Company recorded total net charge-offs of $3.9 million, or 0.25% of average loans on an annualized basis, compared to net recoveries of $152,000 in the prior quarter. The increase in net charge-offs was primarily attributable to one large commercial relationship which was specifically reserved for in the fourth quarter of 2016, when it was placed on nonaccrual. The provision for loan losses increased to $1.1 million for the second quarter of 2017 versus $600,000 in the first quarter of 2017, due mainly to loan growth during the quarter. Nonperforming loans decreased to $51.8 million, or 0.83% of loans, at June 30, 2017 from $55.1 million, or 0.91% of loans, at March 31, 2017. Total nonperforming assets decreased to $54.8 million at the end of the second quarter, as compared to $58.5 million at the end of the prior quarter. Delinquency as a percentage of loans increased to 0.82% at June 30, 2017 compared to 0.58% at March 31, 2017, primarily attributable to certain loans associated with the above-mentioned large commercial relationship.

The allowance for loan losses was $59.5 million at June 30, 2017, as compared to $62.3 million at March 31, 2017. The Company’s allowance for loan losses as a percentage of loans was 0.95% and 1.03% at June 30, 2017 and March 31, 2017, respectively. The decreases are attributable to the above-described charge-off recorded for a previously recognized specific reserve, combined with the impact of loans acquired in connection with the Island Bancorp acquisition. These acquired loans are recorded at fair value, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for loan losses.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer and Robert Cozzone, Chief Financial Officer, will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 21, 2017. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10110349 and will be available through August 4, 2017. Additionally, a webcast replay will be available until July 21, 2018.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. has approximately $8.0 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the Internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;

•	adverse changes in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	unexpected increased competition in the Company’s market area;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	our inability to adapt to changes in information technology;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the inability to realize expected revenue synergies from merger transactions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those acquired in previous acquisitions;

•	the effect of laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and the Consumer Protection Act;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating earnings and operating EPS, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating earnings and operating EPS exclude items that management believes are unrelated to its core banking business such as losses on extinguishment of debt, merger and acquisition expenses, and other items.  The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and other intangibles)and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Robert Cozzone
Chief Financial Officer and Treasurer
(781) 982-6723

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited dollars in thousands)				% Change	% Change
	June 30 2017	March 31 2017	June 30 2016	Jun 2017 vs.	Jun 2017 vs.
				Mar 2017	Jun 2016
Assets
Cash and due from banks	$110,249	$94,662	$102,397	16.47%	7.67%
Interest-earning deposits with banks	126,073	125,411	229,740	0.53%	(45.12)%
Securities
Securities - trading	1,293	1,289	799	0.31%	61.83%
Securities - available for sale	415,943	401,837	389,824	3.51%	6.70%
Securities - held to maturity	498,392	502,123	438,656	(0.74)%	13.62%
Total securities	915,628	905,249	829,279	1.15%	10.41%
Loans held for sale (at fair value)	9,381	3,398	12,927	176.07%	(27.43)%
Loans
Commercial and industrial	910,936	881,329	875,164	3.36%	4.09%
Commercial real estate	3,083,020	3,027,305	2,727,143	1.84%	13.05%
Commercial construction	340,757	356,173	367,559	(4.33)%	(7.29)%
Small business	131,663	126,374	111,035	4.19%	18.58%
Total commercial	4,466,376	4,391,181	4,080,901	1.71%	9.45%
Residential real estate	749,392	653,999	628,348	14.59%	19.26%
Home equity - first position	612,428	595,828	554,624	2.79%	10.42%
Home equity - subordinate positions	431,031	412,943	393,952	4.38%	9.41%
Total consumer real estate	1,792,851	1,662,770	1,576,924	7.82%	13.69%
Other consumer	10,469	10,415	16,428	0.52%	(36.27)%
Total loans	6,269,696	6,064,366	5,674,253	3.39%	10.49%
Less: allowance for loan losses	(59,479)	(62,318)	(57,727)	(4.56)%	3.03%
Net loans	6,210,217	6,002,048	5,616,526	3.47%	10.57%
Federal Home Loan Bank stock	14,421	11,497	11,304	25.43%	27.57%
Bank premises and equipment, net	92,664	82,027	76,173	12.97%	21.65%
Goodwill	231,806	221,526	201,083	4.64%	15.28%
Other intangible assets	11,199	9,087	10,443	23.24%	7.24%
Cash surrender value of life insurance policies	149,319	145,560	136,724	2.58%	9.21%
Other real estate owned and other foreclosed assets	3,029	3,404	1,845	(11.02)%	64.17%
Other assets	143,307	134,245	190,425	6.75%	(24.74)%
Total assets	$8,017,293	$7,738,114	$7,418,866	3.61%	8.07%
Liabilities and Stockholders' Equity
Deposits
Demand deposits	$2,118,506	$2,043,359	$1,908,986	3.68%	10.98%
Savings and interest checking accounts	2,676,389	2,542,667	2,469,162	5.26%	8.39%
Money market	1,292,311	1,268,796	1,175,669	1.85%	9.92%
Time certificates of deposit	608,174	615,852	644,075	(1.25)%	(5.57)%
Total deposits	6,695,380	6,470,674	6,197,892	3.47%	8.03%
Borrowings
Federal Home Loan Bank borrowings	53,279	50,811	50,833	4.86%	4.81%
Customer repurchase agreements and other short-term borrowings	159,371	145,772	139,716	9.33%	14.07%
Junior subordinated debentures, net	73,069	73,067	73,207	—%	(0.19)%
Subordinated debentures, net	34,659	34,647	34,612	0.03%	0.14%
Total borrowings	320,378	304,297	298,368	5.28%	7.38%
Total deposits and borrowings	7,015,758	6,774,971	6,496,260	3.55%	8.00%
Other liabilities	86,951	85,663	118,709	1.50%	(26.75)%

Total liabilities	7,102,709	6,860,634	6,614,969	3.53%	7.37%
Stockholders' equity
Common stock	272	269	261	1.12%	4.21%
Additional paid in capital	476,684	452,048	408,155	5.45%	16.79%
Retained earnings	437,587	425,802	391,898	2.77%	11.66%
Accumulated other comprehensive income (loss), net of tax	41	(639)	3,583	(106.42)%	(98.86)%
Total stockholders' equity	914,584	877,480	803,897	4.23%	13.77%
Total liabilities and stockholders' equity	$8,017,293	$7,738,114	$7,418,866	3.61%	8.07%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2017	March 31 2017	June 30 2016	Jun 2017 vs.	Jun 2017 vs.
				Mar 2017	Jun 2016
Interest income
Interest on federal funds sold and short-term investments	$190	$207	$169	(8.2)%	12.43%
Interest and dividends on securities	5,635	5,393	5,298	4.49%	6.36%
Interest and fees on loans	62,287	58,793	55,636	5.94%	11.95%
Interest on loans held for sale	21	14	57	50.00%	(63.16)%
Total interest income	68,133	64,407	61,160	5.79%	11.40%
Interest expense
Interest on deposits	2,912	2,767	2,738	5.24%	6.36%
Interest on borrowings	1,466	1,440	1,889	1.81%	(22.39)%
Total interest expense	4,378	4,207	4,627	4.06%	(5.38)%
Net interest income	63,755	60,200	56,533	5.91%	12.77%
Provision for loan losses	1,050	600	600	75.00%	75.00%
Net interest income after provision for loan losses	62,705	59,600	55,933	5.21%	12.11%
Noninterest income
Deposit account fees	4,392	4,544	4,618	(3.35)%	(4.89)%
Interchange and ATM fees	4,434	3,922	4,136	13.05%	7.21%
Investment management	5,995	5,614	5,734	6.79%	4.55%
Mortgage banking income	1,314	957	1,363	37.30%	(3.60)%
Increase in cash surrender value of life insurance policies	1,017	964	982	5.50%	3.56%
Gain on sale of equity securities	3	4	5	(25.00)%	(40.00)%
Loan level derivative income	1,337	606	2,095	120.63%	(36.18)%
Other noninterest income	2,906	2,301	2,162	26.29%	34.41%
Total noninterest income	21,398	18,912	21,095	13.15%	1.44%
Noninterest expenses
Salaries and employee benefits	28,654	28,324	26,977	1.17%	6.22%
Occupancy and equipment expenses	6,059	6,158	5,667	(1.61)%	6.92%
Data processing and facilities management	1,188	1,272	1,225	(6.60)%	(3.02)%
FDIC assessment	778	783	920	(0.64)%	(15.43)%
Merger and acquisition expense	2,909	484	206	501.03%	1,312.14%
Loss on sale of equity securities	2	3	3	(33.33)%	(33.33)%
Other noninterest expenses	13,219	11,749	12,148	12.51%	8.82%
Total noninterest expenses	52,809	48,773	47,146	8.28%	12.01%
Income before income taxes	31,294	29,739	29,882	5.23%	4.73%
Provision for income taxes	10,731	9,014	9,508	19.05%	12.86%
Net Income	$20,563	$20,725	$20,374	(0.78)%	0.93%

Weighted average common shares (basic)	27,257,799	27,029,640	26,304,129

Common share equivalents	74,497	81,283	47,885
Weighted average common shares (diluted)	27,332,296	27,110,923	26,352,014

Basic earnings per share	$0.75	$0.77	$0.77	(2.60)%	(2.60)%
Diluted earnings per share	$0.75	$0.76	$0.77	(1.32)%	(2.60)%

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
Net income	$20,563	$20,725	$20,374
Noninterest expense components
Add - merger and acquisition expenses	2,909	484	206
Noncore items, gross	2,909	484	206
Less - net tax benefit associated with noncore items (1)	(1,088)	(153)	(84)
Noncore items, net of tax	1,821	331	122
Net operating earnings	$22,384	$21,056	$20,496	6.31%	9.21%

Diluted earnings per share, on an operating basis	$0.82	$0.78	$0.78	5.13%	5.13%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.60%	3.51%	3.47%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.06%	1.10%	1.13%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.15%	1.12%	1.14%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	9.15%	9.59%	10.24%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	9.96%	9.74%	10.31%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2017	June 30 2016	Jun 2017 vs.
			Jun 2016

Interest income
Interest on federal funds sold and short-term investments	$397	$380	4.47%
Interest and dividends on securities	11,028	10,527	4.76%
Interest and fees on loans	121,080	109,905	10.17%
Interest on loans held for sale	35	89	(60.67)%
Total interest income	132,540	120,901	9.63%
Interest expense
Interest on deposits	5,679	5,606	1.30%
Interest on borrowings	2,906	3,871	(24.93)%
Total interest expense	8,585	9,477	(9.41)%
Net interest income	123,955	111,424	11.25%
Provision for loan losses	1,650	1,125	46.67%
Net interest income after provision for loan losses	122,305	110,299	10.88%
Noninterest income
Deposit account fees	8,936	9,213	(3.01)%
Interchange and ATM fees	8,356	7,860	6.31%
Investment management	11,609	10,737	8.12%
Mortgage banking income	2,271	2,495	(8.98)%

Increase in cash surrender value of life insurance policies	1,981	1,996	(0.75)%
Gain on sale of equity securities	7	5	40.00%
Loan level derivative income	1,943	3,817	(49.10)%
Other noninterest income	5,207	4,127	26.17%
Total noninterest income	40,310	40,250	0.15%
Noninterest expenses
Salaries and employee benefits	56,978	54,166	5.19%
Occupancy and equipment expenses	12,217	11,494	6.29%
Data processing and facilities management	2,460	2,431	1.19%
FDIC assessment	1,561	1,930	(19.12)%
Merger and acquisition expense	3,393	540	528.33%
Loss on extinguishment of debt	—	437	(100.00)%
Loss on sale of equity securities	5	32	(84.38)%
Other noninterest expenses	24,968	22,598	10.49%
Total noninterest expenses	101,582	93,628	8.50%
Income before income taxes	61,033	56,921	7.22%
Provision for income taxes	19,745	17,936	10.09%
Net Income	$41,288	$38,985	5.91%

Weighted average common shares (basic)	27,144,350	26,289,726
Common share equivalents	78,757	45,679
Weighted average common shares (diluted)	27,223,107	26,335,405

Basic earnings per share	$1.52	$1.48	2.70%
Diluted earnings per share	$1.52	$1.48	2.70%

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
Net Income	$41,288	$38,985
Noninterest expense components
Add - loss on extinguishment of debt	—	437
Add - merger and acquisition expenses	3,393	540
Noncore items, gross	3,393	977
Less - net tax benefit associated with noncore items (1)	(1,241)	(400)
Noncore items, net of tax	2,152	577
Net operating earnings	$43,440	$39,562	9.80%

Diluted earnings per share, on an operating basis	$1.60	$1.50	6.67%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.56%	3.43%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.08%	1.09%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.13%	1.10%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	9.36%	9.89%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	9.85%	10.03%

ASSET QUALITY
(Unaudited dollars in thousands)	Nonperforming Assets At
	June 30 2017	March 31 2017	June 30 2016
Nonperforming loans
Commercial & industrial loans	$33,630	$36,877	$3,177
Commercial real estate loans	4,679	4,792	8,220
Small business loans	453	207	349
Residential real estate loans	7,683	7,139	7,116
Home equity	5,240	5,987	6,684
Other consumer	98	50	82
Total nonperforming loans	$51,783	$55,052	$25,628
Other real estate owned	3,029	3,404	1,845
Total nonperforming assets	$54,812	$58,456	$27,473

Nonperforming loans/gross loans	0.83%	0.91%	0.45%
Nonperforming assets/total assets	0.68%	0.76%	0.37%
Allowance for loan losses/nonperforming loans	114.86%	113.20%	225.25%
Gross loans/total deposits	93.64%	93.72%	91.55%
Allowance for loan losses/total loans	0.95%	1.03%	1.02%
Delinquent loans/total loans	0.82%	0.58%	0.47%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2017	March 31 2017	June 30 2016

Nonperforming assets beginning balance	$58,456	$61,580	$27,219
New to nonperforming	3,619	3,948	3,943
Loans charged-off	(4,198)	(508)	(576)
Loans paid-off	(1,124)	(4,745)	(1,955)
Loans transferred to other real estate owned/other assets	—	(457)	(291)
Loans restored to performing status	(1,642)	(629)	(1,058)
New to other real estate owned	—	457	291
Valuation write down	(95)	—	(153)
Sale of other real estate owned	(279)	(1,226)	(45)
Net capital improvements to other real estate owned	—	—	31
Other	75	36	67
Nonperforming assets ending balance	$54,812	$58,456	$27,473

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2017	March 31 2017	June 30 2016	June 30 2017	June 30 2016
Net charge-offs (recoveries)
Commercial and industrial loans	$3,578	$(187)	$(647)	$3,391	$(783)
Commercial real estate loans	(26)	(31)	(198)	(57)	(387)
Small business loans	11	4	(43)	15	(1)
Residential real estate loans	114	11	(43)	125	(24)
Home equity	96	(62)	164	34	284
Other consumer	116	113	72	229	134
Total net charge-offs (recoveries)	$3,889	$(152)	$(695)	$3,737	$(777)

Net charge-offs (recoveries) to average loans (annualized)	0.25%	(0.01)%	(0.05)%	0.12%	(0.03)%

	Troubled Debt Restructurings At
	June 30 2017	March 31 2017	June 30 2016
Troubled debt restructurings on accrual status	$26,908	$25,575	$28,319
Troubled debt restructurings on nonaccrual status	5,728	5,439	5,121
Total troubled debt restructurings	$32,636	$31,014	$33,440

CAPITAL ADEQUACY
	June 30 2017	March 31 2017	June 30 2016
Common equity tier 1 capital ratio (1)	10.93%	10.89%	10.64%
Tier one leverage capital ratio (1)	10.07%	9.92%	9.66%
Common equity to assets ratio GAAP	11.41%	11.34%	10.84%
Tangible common equity to tangible assets ratio (2)	8.64%	8.62%	8.22%
Book value per share GAAP	$33.34	$32.44	$30.55
Tangible book value per share (2)	$24.48	$23.92	$22.52
(1) Estimated number for June 30, 2017.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited - dollars in thousands)	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$72,676	$190	1.05%	$105,007	$207	0.80%	$135,766	$169	0.50%
Securities
Securities - trading	1,292	—	—%	999	—	—%	775	—	—%
Securities - taxable investments	900,086	5,609	2.50%	875,417	5,367	2.49%	826,382	5,269	2.56%
Securities - nontaxable investments (1)	3,787	40	4.24%	3,793	40	4.28%	4,397	44	4.02%
Total securities	905,165	5,649	2.50%	880,209	5,407	2.49%	831,554	5,313	2.57%
Loans held for sale	3,733	21	2.26%	2,725	14	2.08%	8,077	57	2.84%
Loans
Commercial and industrial	895,173	9,098	4.08%	880,765	8,642	3.98%	853,783	8,367	3.94%
Commercial real estate (1)	3,028,745	30,968	4.10%	3,029,344	30,215	4.05%	2,726,249	27,847	4.11%
Commercial construction	362,603	4,105	4.54%	331,285	3,577	4.38%	358,256	3,676	4.13%
Small business	129,100	1,776	5.52%	124,374	1,680	5.48%	106,272	1,432	5.42%
Total commercial	4,415,621	45,947	4.17%	4,365,768	44,114	4.10%	4,044,560	41,322	4.11%
Residential real estate	704,726	7,024	4.00%	643,672	6,099	3.84%	628,855	6,224	3.98%
Home equity	1,028,109	9,444	3.68%	996,940	8,708	3.54%	942,515	8,178	3.49%
Total consumer real estate	1,732,835	16,468	3.81%	1,640,612	14,807	3.66%	1,571,370	14,402	3.69%
Other consumer	10,541	240	9.13%	11,333	241	8.62%	13,815	297	8.65%
Total loans	6,158,997	62,655	4.08%	6,017,713	59,162	3.99%	5,629,745	56,021	4.00%
Total interest-earning assets	$7,140,571	$68,515	3.85%	$7,005,654	$64,790	3.75%	$6,605,142	$61,560	3.75%
Cash and due from banks	97,129			94,955			91,198
Federal Home Loan Bank stock	13,700			13,108			13,935
Other assets	551,388			540,411			539,511
Total assets	$7,802,788			$7,654,128			$7,249,786
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,568,020	$849	0.13%	$2,479,373	$763	0.12%	$2,395,837	$777	0.13%
Money market	1,287,991	935	0.29%	1,258,466	857	0.28%	1,146,928	712	0.25%
Time deposits	609,787	1,128	0.74%	634,947	1,147	0.73%	647,274	1,249	0.78%
Total interest-bearing deposits	4,465,798	2,912	0.26%	4,372,786	2,767	0.26%	4,190,039	2,738	0.26%
Borrowings
Federal Home Loan Bank borrowings	63,275	418	2.65%	66,556	403	2.46%	59,657	394	2.66%
Customer repurchase agreements and other short-term borrowings	155,692	55	0.14%	157,305	56	0.14%	140,252	48	0.14%
Junior subordinated debentures	73,068	565	3.10%	73,085	554	3.07%	73,231	1,019	5.60%
Subordinated debentures	34,652	428	4.95%	34,641	427	5.00%	34,607	428	4.97%
Total borrowings	326,687	1,466	1.80%	331,587	1,440	1.76%	307,747	1,889	2.47%
Total interest-bearing liabilities	$4,792,485	$4,378	0.37%	$4,704,373	$4,207	0.36%	$4,497,786	$4,627	0.41%
Demand deposits	2,026,770			1,987,579			1,846,550
Other liabilities	81,725			85,691			105,607
Total liabilities	$6,900,980			$6,777,643			$6,449,943
Stockholders' equity	901,808			876,485			799,843
Total liabilities and stockholders' equity	$7,802,788			$7,654,128			$7,249,786

Net interest income		$64,137			$60,583			$56,933

Interest rate spread (2)			3.48%			3.39%			3.34%

Net interest margin (3)			3.60%			3.51%			3.47%

Supplemental Information
Total deposits, including demand deposits	$6,492,568	$2,912		$6,360,365	$2,767		$6,036,589	$2,738
Cost of total deposits			0.18%			0.18%			0.18%
Total funding liabilities, including demand deposits	$6,819,255	$4,378		$6,691,952	$4,207		$6,344,336	$4,627
Cost of total funding liabilities			0.26%			0.25%			0.29%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $382,000, $383,000, and $400,000 for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2017			June 30, 2016
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$88,752	$397	0.90%	$150,165	$380	0.51%
Securities
Securities - trading	1,146	—	—%	597	—	—%
Securities - taxable investments	887,820	10,976	2.49%	828,776	10,466	2.54%
Securities - nontaxable investments (1)	3,790	80	4.26%	4,646	93	4.03%
Total securities	892,756	11,056	2.50%	834,019	10,559	2.55%
Loans held for sale	3,232	35	2.18%	6,161	89	2.91%
Loans
Commercial and industrial	888,009	17,740	4.03%	842,566	16,339	3.90%
Commercial real estate (1)	3,029,043	61,182	4.07%	2,692,921	54,617	4.08%
Commercial construction	347,031	7,682	4.46%	369,058	7,495	4.08%
Small business	126,750	3,456	5.50%	102,642	2,764	5.42%
Total commercial	4,390,833	90,060	4.14%	4,007,187	81,215	4.08%
Residential real estate	674,368	13,123	3.92%	631,222	12,605	4.02%
Home equity	1,012,610	18,152	3.61%	936,547	16,209	3.48%
Total consumer real estate	1,686,978	31,275	3.74%	1,567,769	28,814	3.70%
Other consumer	10,934	481	8.87%	14,105	633	9.02%
Total loans	6,088,745	121,816	4.03%	5,589,061	110,662	3.98%
Total interest-earning assets	$7,073,485	$133,304	3.80%	$6,579,406	$121,690	3.72%
Cash and due from banks	96,048			88,495
Federal Home Loan Bank stock	13,406			13,767
Other assets	545,929			537,229
Total assets	$7,728,868			$7,218,897
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,523,941	$1,612	0.13%	$2,375,409	$1,660	0.14%
Money market	1,273,310	1,792	0.28%	1,137,687	1,413	0.25%
Time deposits	622,298	2,275	0.74%	658,834	2,533	0.77%
Total interest-bearing deposits	4,419,549	5,679	0.26%	4,171,930	5,606	0.27%
Borrowings
Federal Home Loan Bank borrowings	64,905	821	2.55%	70,325	884	2.53%
Customer repurchase agreements and other short-term borrowings	156,494	111	0.14%	140,557	97	0.14%
Junior subordinated debentures	73,077	1,119	3.09%	73,257	2,035	5.59%
Subordinated debentures	34,647	855	4.98%	34,600	855	4.97%
Total borrowings	329,123	2,906	1.78%	318,739	3,871	2.44%
Total interest-bearing liabilities	$4,748,672	$8,585	0.36%	$4,490,669	$9,477	0.42%
Demand deposits	2,007,282			1,829,212
Other liabilities	83,697			105,944
Total liabilities	$6,839,651			$6,425,825
Stockholders' equity	889,217			793,072

Total liabilities and stockholders' equity	$7,728,868			$7,218,897

Net interest income		$124,719			$112,213

Interest rate spread (2)			3.44%			3.30%

Net interest margin (3)			3.56%			3.43%

Supplemental Information
Total deposits, including demand deposits	$6,426,831	$5,679		$6,001,142	$5,606
Cost of total deposits			0.18%			0.19%
Total funding liabilities, including demand deposits	$6,755,954	$8,585		$6,319,881	$9,477
Cost of total funding liabilities			0.26%			0.30%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $764,000 and $789,000 for the six months ended June 30, 2017 and 2016, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth
(Unaudited, dollars in thousands)	Linked quarter
	June 30 2017	March 31 2017	Balance Acquired	Organic Growth/(Loss)	Organic Growth/(Loss) %
Loans
Commercial and industrial	$910,936	$881,329	$4,271	$25,336	2.87%
Commercial real estate	3,083,020	3,027,305	44,510	11,205	0.37%
Commercial construction	340,757	356,173	106	(15,522)	(4.36)%
Small business	131,663	126,374	57	5,232	4.14%
Total commercial	4,466,376	4,391,181	48,944	26,251	0.60%
Residential real estate	749,392	653,999	87,450	7,943	1.21%
Home equity	1,043,459	1,008,771	18,921	15,767	1.56%
Total consumer real estate	1,792,851	1,662,770	106,371	23,710	1.43%
Total other consumer	10,469	10,415	236	(182)	(1.75)%
Total loans	$6,269,696	$6,064,366	$155,551	$49,779	0.82%

Deposits
Demand deposits	$2,118,506	$2,043,359	$33,599	$41,548	2.03%
Savings and interest checking accounts	2,676,389	2,542,667	47,095	86,627	3.41%
Money market	1,292,311	1,268,796	63,915	(40,400)	(3.18)%
Time certificates of deposit	608,174	615,852	14,971	(22,649)	(3.68)%
Total deposits	$6,695,380	$6,470,674	$159,580	$65,126	1.01%

	Year-over-Year
	June 30 2017	June 30 2016	Balance Acquired (1)	Organic Growth/(Loss)	Organic Growth/(Loss) %
Loans
Commercial and industrial	$910,936	$875,164	$40,038	$(4,266)	(0.49)%
Commercial real estate	3,083,020	2,727,143	192,526	163,351	5.99%
Commercial construction	340,757	367,559	4,739	(31,541)	(8.58)%
Small business	131,663	111,035	110	20,518	18.48%
Total commercial	4,466,376	4,080,901	237,413	148,062	3.63%
Residential real estate	749,392	628,348	118,120	2,924	0.47%
Home equity	1,043,459	948,576	25,360	69,523	7.33%
Total consumer real estate	1,792,851	1,576,924	143,480	72,447	4.59%
Total other consumer	10,469	16,428	389	(6,348)	(38.64)%
Total loans	$6,269,696	$5,674,253	$381,282	$214,161	3.77%

Deposits
Demand deposits	$2,118,506	$1,908,986	$66,488	$143,032	7.49%
Savings and interest checking accounts	2,676,389	2,469,162	79,246	127,981	5.18%
Money market	1,292,311	1,175,669	105,364	11,278	0.96%
Time certificates of deposit	608,174	644,075	84,168	(120,069)	(18.64)%
Total deposits	$6,695,380	$6,197,892	$335,266	$162,222	2.62%

1.	Balances are reflective of both the Island Bancorp acquisition that took place in the second quarter of 2017 and the NEB acquisition that took place in the fourth quarter of 2016.

Certain amounts in prior year financial statements have been reclassified to conform to the current year's presentation.

APPENDIX A

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share for the periods indicated:

	June 30 2017	March 31 2017	June 30 2016
Tangible common equity
Stockholders' equity (GAAP)	$914,584	$877,480	$803,897	(a)
Less: Goodwill and other intangibles	243,005	230,613	211,526
Tangible common equity	671,579	646,867	592,371	(b)
Tangible assets
Assets (GAAP)	8,017,293	7,738,114	7,418,866	(c)
Less: Goodwill and other intangibles	243,005	230,613	211,526
Tangible assets	$7,774,288	$7,507,501	$7,207,340	(d)

Common Shares	27,431,171	27,046,768	26,309,887	(e)

Common equity to assets ratio (GAAP)	11.41%	11.34%	10.84%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	8.64%	8.62%	8.22%	(b/d)
Book value per share (GAAP)	$33.34	$32.44	$30.55	(a/e)
Tangible book value per share (Non-GAAP)	$24.48	$23.92	$22.52	(b/e)

APPENDIX B

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on of the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30 2017	March 31 2017	June 30 2016	June 30, 2017	June 30, 2016
Net interest income (GAAP)	$63,755	$60,200	$56,533	$123,955	$111,424	(a)

Noninterest income (GAAP)	$21,398	$18,912	$21,095	$40,310	$40,250	(b)
Noninterest income on an operating basis (Non-GAAP)	$21,398	$18,912	$21,095	$40,310	$40,250	(c)

Noninterest expense (GAAP)	$52,809	$48,773	$47,146	$101,582	$93,628	(d)
Less:
Loss on extinguishment of debt	—	—	—	—	437
Merger and acquisition expense	2,909	484	206	3,393	540
Noninterest expense on an operating basis (Non-GAAP)	$49,900	$48,289	$46,940	$98,189	$92,651	(e)

Total revenue (GAAP)	$85,153	$79,112	$77,628	$164,265	$151,674	(a+b)
Total operating revenue (Non-GAAP)	$85,153	$79,112	$77,628	$164,265	$151,674	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	25.13%	23.91%	27.17%	24.54%	26.54%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	25.13%	23.91%	27.17%	24.54%	26.54%	(c/(a+c))
Efficiency ratio (GAAP based)	62.02%	61.65%	60.73%	61.84%	61.73%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	58.60%	61.04%	60.47%	59.77%	61.09%	(e/(a+c))